Exhibit 99.1

Isonics Receives Letter From Nasdaq

GOLDEN, Colo.—(BUSINESS WIRE)—July 14, 2006—Isonics Corporation (NASDAQ: ISON), a provider of innovative solutions for the homeland security and semiconductor markets, announced today that on July 10, 2006, it received a letter from the Nasdaq Stock Market notifying the Company that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share price requirement for continued inclusion under Nasdaq Marketplace Rule 4310(c)(4).

Isonics has been granted 180 calendar days to regain compliance with the Nasdaq Capital Market $1.00 minimum bid price rule. If at any time before January 9, 2007, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the company that it is in compliance with the Rules. If Isonics fails to obtain compliance, as long as it meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement, the Company would be granted an additional 180 calendar days to obtain compliance.  If the Company does not regain compliance within these allotted compliance periods, Nasdaq staff will notify the company that its common stock will be delisted from The Nasdaq Capital Market. Isonics would then be entitled to appeal the Staff’s determination to a Nasdaq Listing Qualifications Panel and request a hearing.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Homeland Security and Defense (2) Semiconductor, and (3) Life Sciences. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals, silicon-on-insulator wafers, wafer reclaim services and test wafers, including 300mm, for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer. Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Additional information may be obtained at the Company’s Web site at www.isonics.com.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve estimates, assumptions, known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2005 and reports subsequently filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in these filings with the Securities and Exchange Commission.

Contact:
Isonics Corporation
James E. Alexander, 303-279-7900